Exhibit 99.1

Pentair, Inc.

5500 Wayzata Blvd., Suite 800

Golden Valley, MN 55416

763 545 1730 Tel

763 656 5204 Fax

News Release	[LOGO OF PENTAIR]

Pentair’s First Quarter 2004 EPS Rises 43% to $0.80 on 20% Sales Gain

GOLDEN VALLEY, Minn. — April 26, 2004 — Pentair (NYSE: PNR) announced that its first quarter 2004 earnings per share (EPS) of $0.80 increased 43 percent over EPS of $0.56 in the same period last year. Pentair’s first quarter 2004 net sales totaled $767.1 million, up 20 percent from $637.5 million in the same period a year ago. Removing the effects of an acquisition, favorable currency translation, and four additional days in the first quarter 2004, sales were up approximately 11 percent over the first quarter 2003. Operating income for the first quarter 2004 totaled $73.0 million, 40 percent greater than the $52.2 million reported in the first quarter of 2003. First quarter 2004 free cash flow of negative $4 million was a $6 million improvement compared to the same period last year. Pentair expects to generate free cash flow in excess of $200 million in 2004.

“The value of our strategic initiatives and efforts to drive growth paid off well in the first quarter, with our water, enclosures, and tools businesses all delivering strong organic growth,” said Pentair chairman and chief executive officer, Randall J. Hogan. “The strength of our first quarter performance demonstrates our ability to translate substantial sales gains into exceptional income improvements.”

In the Water Technologies Group, first quarter 2004 sales of $314.0 million were 27 percent higher than the $246.4 million recorded in the same period last year. Growth across all of the water businesses, both domestic and international, contributed to the Group’s improved performance. On an organic basis, after excluding sales from the Everpure acquisition, favorable currency translation, and the extra days in the quarter, the Group’s first quarter growth rate was about 13 percent.

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First quarter 2004 operating income totaled $41.5 million in Water Technologies, a 41 percent gain over the same period last year. Higher volumes, on-going productivity improvements driven by the Pentair Integrated Management System (PIMS), and supply management savings contributed to the excellent performance. All businesses contributed to a 120 basis point margin improvement, which boosted first quarter margins from 12.0 percent to 13.2 percent. The newly acquired Everpure commercial filtration business was accretive to earnings in the first quarter of Pentair’s ownership.

Pentair’s Enclosures Group delivered 25 percent sales growth with first quarter 2004 sales totaling $174.8 million compared to a year-earlier total of $139.5 million. Excluding favorable currency translation and after adjusting for the extra days in the quarter, the Group’s first quarter sales improved about 15 percent over the same period last year. Strong industrial demand and a rebound in telecom markets combined with the results of growth initiatives targeting medical, security, defense, and food & beverage markets to drive increased sales activity in the quarter.

First quarter operating income in the Enclosures Group increased 96 percent from the same period last year, totaling $19.4 million in 2004 versus $9.9 million in 2003. Margins improved 400 basis points to 11.1 percent on the same comparison. The first quarter of 2004 marked the ninth consecutive quarter of sequential margin improvement for the Enclosures Group. The increased margins benefited from higher volume and productivity resulting from the successful implementation of PIMS and supply management initiatives.

In the Tools Group, the first quarter marked the second consecutive quarter of year-over-year sales gains and set a new all-time record for first quarter sales. Sales increased some 11 percent to $278.7 million versus $251.8 million in the same period last year, largely because of demand for pneumatic and other portable power tools and pressure washers. Excluding favorable currency translation and after adjusting for the extra days in the quarter, the Group’s first quarter sales improved about seven percent over the same period last year.

Operating income for the Tools Group totaled $20.8 million, a 17 percent gain over the same period last year driven by higher sales volume and cost savings generated by the Group’s PIMS and supply management programs. Margins gained 50 basis points in the first quarter versus both the first quarter of 2003 and the fourth quarter of 2003.

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In early April 2004, Pentair completed the purchase of its Asian Tools joint venture business. Pentair had acquired an initial 40 percent ownership stake in the joint venture in 2001 and subsequently increased its ownership to 49 percent in 2003.

Pentair noted that the Federal Trade Commission is reviewing the proposed acquisition of WICOR Industries. Pentair expects to complete the WICOR transaction in the second or third quarter of this year. Similarly, Pentair’s review of strategic alternatives for its Tools Group continues on-schedule.

“All of our businesses did a great job of managing the materials cost increases that we experienced during the first quarter, and several of our units set new performance records,” Hogan said. “These strong results lend confidence to our expectations for the second quarter and full year 2004. Based on current economic conditions and our successful growth activities, we expect organic sales growth in the mid- to high-single digits for the remainder of the year. Before any impact from WICOR, we now anticipate second quarter EPS of between $1.00 and $1.05 and full year EPS of between $3.45 and $3.60.”

A Pentair conference call scheduled for 11:00 a.m. CDT today will be webcast live via http://www.pentair.com. A link to the conference call is posted on the site’s “Financial Information” page and will be archived at the same location.

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Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

	Three months ended
In thousands, except per-share data	April 3 2004	March 29 2003
Net sales	$767,141	$637,516
Cost of goods sold	565,483	482,225

Gross profit	201,658	155,291
% of net sales	26.3%	24.4%

Selling, general and administrative	116,695	92,982
% of net sales	15.2%	14.6%

Research and development	11,927	10,121
% of net sales	1.6%	1.6%

Operating income	73,036	52,188
% of net sales	9.5%	8.2%

Net interest expense	11,174	9,993
% of net sales	1.5%	1.6%

Income before income taxes	61,862	42,195
% of net sales	8.1%	6.6%

Provision for income taxes	21,652	14,346
Effective tax rate	35.0%	34.0%

Net income	$40,210	$27,849

Earnings per common share
Basic	$0.82	$0.56
Diluted	$0.80	$0.56

Weighted average common shares outstanding
Basic	49,214	49,348
Diluted	50,265	49,617

Cash dividends declared per common share	$0.21	$0.19

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Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

In thousands	April 3 2004	December 31 2003	March 29 2003
Assets
Current assets
Cash and cash equivalents	$63,247	$47,989	$44,604
Accounts and notes receivable, net	496,548	420,403	438,642
Inventories	309,728	285,577	309,969
Deferred tax assets	49,746	50,989	55,157
Prepaid expenses and other current assets	30,952	24,493	21,303

Total current assets	950,221	829,451	869,675

Property, plant and equipment, net	332,926	343,550	344,734

Other assets
Goodwill	1,373,575	1,373,549	1,233,918
Intangibles, net	107,003	108,118	19,042
Other	125,472	126,009	110,818

Total other assets	1,606,050	1,607,676	1,363,778

Total assets	$2,889,197	$2,780,677	$2,578,187

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$4,884	$73,631	$58,038
Accounts payable	213,164	170,077	182,360
Employee compensation and benefits	74,177	84,587	66,190
Accrued product claims and warranties	39,480	37,148	38,195
Income taxes	28,989	13,198	23,757
Other current liabilities	116,126	118,810	104,721

Total current liabilities	476,820	497,451	473,261
Long-term debt	829,135	732,862	719,770
Pension and other retirement compensation	101,250	101,704	126,073
Post-retirement medical and other benefits	41,922	42,134	42,417
Deferred tax liabilities	78,580	78,532	32,741
Other noncurrent liabilities	61,541	66,516	57,943

Total liabilities	1,589,248	1,519,199	1,452,205

Shareholders’ equity	1,299,949	1,261,478	1,125,982

Total liabilities and shareholders’ equity	$2,889,197	$2,780,677	$2,578,187

Days sales in accounts receivable (13 month moving average)	55	56	59
Days inventory on hand (13 month moving average)	61	63	63
Days in accounts payable (13 month moving average)	51	51	53
Debt/total capital	39.1%	39.0%	40.9%

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Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three months ended
In thousands	April 3 2004	March 29 2003
Operating activities
Net income	$40,210	$27,849
Depreciation	15,557	15,609
Other amortization	3,258	1,281
Deferred income taxes	1,606	1,056
Stock compensation	—	208
Changes in assets and liabilities, net of effects of business acquisitions and dispositions
Accounts and notes receivable	(76,607)	(33,032)
Inventories	(25,742)	(13,436)
Prepaid expenses and other current assets	(18,298)	(2,009)
Accounts payable	43,408	9,747
Employee compensation and benefits	(11,086)	(18,066)
Accrued product claims and warranties	2,380	647
Income taxes	15,874	11,381
Other current liabilities	11,818	(6,284)
Pension and post-retirement benefits	98	580
Other assets and liabilities	780	2,186

Net cash provided by (used for) continuing operations	3,256	(2,283)
Net cash used for discontinued operations	(331)	(118)

Net cash provided by (used for) operating activities	2,925	(2,401)
Investing activities
Capital expenditures	(6,955)	(7,711)
Payments from sale of businesses	—	(2,400)
Acquisitions, net of cash acquired	(2,296)	(14,579)
Equity investments	—	142

Net cash used for investing activities	(9,251)	(24,548)
Financing activities
Net short-term repayments	—	(705)
Proceeds from long-term debt	85,816	204,558
Repayment of long-term debt	(62,485)	(160,642)
Proceeds from exercise of stock options	9,344	59
Dividends paid	(10,457)	(9,376)

Net cash provided by financing activities	22,218	33,894
Effect of exchange rate changes on cash	(634)	(1,989)

Change in cash and cash equivalents	15,258	4,956
Cash and cash equivalents, beginning of period	47,989	39,648

Cash and cash equivalents, end of period	$63,247	$44,604

Free cash flow
Net cash provided by operating activities	$2,925	$(2,401)
Less capital expenditures	(6,955)	(7,711)

Free cash flow	$(4,030)	$(10,112)

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Pentair, Inc. and Subsidiaries

Supplemental Financial Information by Reportable Business Segment (Unaudited)

In thousands	First Qtr 2004	First Qtr 2003

Net sales to external customers
Water	$314,002	$246,440
Enclosures	174,803	139,453
Tools	278,688	251,765
Intersegment sales elimination	(352)	(142)

Consolidated	$767,141	$637,516

Operating income (loss)
Water	$41,547	$29,504
Enclosures	19,354	9,865
Tools	20,763	17,686
Other	(8,628)	(4,867)

Consolidated	$73,036	$52,188

Operating income as a percent of net sales
Water	13.2%	12.0%
Enclosures	11.1%	7.1%
Tools	7.5%	7.0%
Consolidated	9.5%	8.2%

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About Pentair, Inc.

Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Technologies Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Enclosures group is a leader in the global enclosures market, serving industrial and electronic customers, and its Tools Group markets innovative products under established brand names to professionals and do-it-yourself users. Pentair’s 2003 revenues totaled $2.7 billion. The company employs 12,500 people in more than 50 locations around the world.

Any statements made about the company’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as continued economic growth; foreign currency effects; retail and industrial demand; product introductions; and pricing and other competitive pressures. Forward-looking statements included herein are made as of the date hereof and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.

Contact

Pentair:        Mark Cain

Tel.:              (763) 656-5278

E-mail:         mark.cain@pentair.com